EXHIBIT 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SALESFORCE.COM, INC.

SalesForce.com, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is SalesForce.com, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 3, 1999.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Eighth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I

NAME

The name of the corporation (hereinafter called the Corporation) is SalesForce.com, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is the Incorporating Services, Ltd.

ARTICLE III

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.001 per share, and Common Stock, par value $0.001 per share. The total number of shares of Preferred Stock authorized is 63,738,843. The total number of shares of Common Stock authorized is 200,000,000. The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series.

2. Preferred Stock. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The first series of Preferred Stock shall be comprised of 25,850,000 shares designated as Series A Preferred Stock. The second series of Preferred Stock shall be comprised of 12,588,345 shares designated as Series B Preferred Stock. The third series of Preferred Stock shall be comprised of 7,650,498 shares designated as Series C Preferred Stock. The fourth series of Preferred Stock shall be comprised of 12,650,000 shares designated as Series D Preferred Stock. The fifth series of Preferred Stock shall be comprised of 5,000,000 shares designated as Series E Preferred Stock. The relative rights, preferences, restrictions and other matters relating to such Preferred Stock are as follows:

(a) Dividends. The holders of outstanding Preferred Stock shall be entitled to receive in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, noncumulative dividends in cash at the rate equal to $0.0012 per share of Series A Preferred Stock, $0.018 per share of Series B Preferred Stock, $0.093 per share of Series C Preferred Stock, $0.233 per share of Series D Preferred Stock, and $0.233 per share of Series E Preferred Stock, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (collectively a Recapitalization Event ), per annum. Dividends may be declared and paid upon Common Stock in any fiscal year of the Corporation only if dividends in the total amount during that fiscal year of (i) $0.0012 per share (as adjusted for any Recapitalization Event) shall have been paid or declared and set apart upon all shares of Series A Preferred Stock, (ii) $0.018 per share (as adjusted for any Recapitalization Event) shall have been paid or declared and set apart upon all shares of Series B Preferred Stock, (iii) $0.105 per share (as adjusted for any Recapitalization Event) shall have been paid or declared and set apart upon all shares of Series C Preferred Stock (iv) $0.233 per share (as adjusted for any Recapitalization Event) shall have been paid or declared and set apart upon all shares of Series D Preferred Stock, and (v) $0.233 per share (as adjusted for any Recapitalization Event) shall have been paid or declared and set apart upon all shares of Series E Preferred Stock, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section (2)(a)) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The right to dividends on Preferred Stock shall not be cumulative and no right shall accrue to holders of Preferred Stock by reason of the fact that distributions on said shares are not declared in any prior year, nor shall any undeclared or unpaid distribution bear or accrue interest.

(b) Preference on Liquidation.

(1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(i) First, the holders of shares of Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Common Stock, an amount equal to (i) $0.02 per share of Series A Preferred Stock, as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends (the Original Series A Issue Price), plus all declared or accrued and unpaid dividends thereon to the date fixed for such distribution, (ii) $0.30 per share of Series B Preferred Stock, as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends (the Original Series B Issue Price), plus all declared or accrued and unpaid dividends thereon to the date fixed for such distribution, (iii) $1.75 per share of Series C Preferred Stock, as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends (the Original Series C Issue Price), plus all declared or accrued and unpaid dividends thereon to the date fixed for such distribution, (iv) $3.89 per share of Series D Preferred Stock, as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends (the Original Series D Issue Price), plus all declared or accrued and unpaid dividends thereon to the date fixed for such distribution, and (v) $3.89 per share of Series E Preferred Stock, as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends (the Original Series E Issue Price), plus all declared or accrued and unpaid dividends thereon to the date fixed for such distribution. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Preferred Stock the full amounts to which they respectively shall be entitled, the holders of the Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(ii) After setting apart or paying in full the preferential amounts due the holders of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed ratably to the holders of Preferred and Common Stock on a per share basis, assuming the conversion of the Preferred Stock into Common Stock; provided, that the holders of (a) Series A Preferred Stock shall not receive any assets after each has received at least $0.06 per share pursuant to distributions in accordance with paragraph (i) above and this paragraph, (b) Series B Preferred Stock shall not receive any assets after each has received at least $0.90 per share pursuant to distributions in accordance with paragraph (i) above and this paragraph, (c) Series C Preferred Stock shall not receive any assets after each has received at least $5.25 per share pursuant to distributions in accordance with paragraph (i) above and this paragraph, (d) Series D Preferred Stock shall not receive any assets after each has received at least $11.67 per share pursuant to distributions in accordance with paragraph (i) above and this paragraph, and (e) Series E Preferred Stock shall not receive any assets after each has received at least $11.67 per share pursuant to distributions in accordance with paragraph (i) above and this paragraph.

The merger or consolidation of the Corporation into or with another corporation in which the stockholders of this Corporation shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 2(b).

(2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders meeting called to approve such action, or twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Preferred Stock of such material change.

(3) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial written notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such thirty (30) day or ten (10) day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Preferred Stock.

(4) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock and the holders of shares of Common Stock (it being understood that with respect to the valuation of securities, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the Corporation’s outstanding Preferred Stock). The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser’s valuation.

(c) Voting. Except as otherwise required by law or as set forth herein, the shares of Preferred Stock shall be voted equally with the shares of the Corporation’s Common Stock as one class at any annual or special meeting of stockholders of the

Corporation, or may act by written consent in the same manner as the Corporation’s Common Stock, upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes for the Preferred Stock held by the holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Corporation’s Common Stock into which all of his or her shares of Preferred Stock are convertible, exclusive of any dividends, immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(d) Conversion Rights. The holders of Preferred Stock shall have conversion rights as follows:

(1) Optional Conversion. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.02 by the Series A Conversion Price (as defined below), $0.30 by the Series B Conversion Price (as defined below), $1.75 by the Series C Conversion Price (as defined below), $3.89 by the Series D Conversion Price (as defined below), or $3.89 by the Series E Conversion Price (as defined below), as applicable, in effect at the time of conversion. The “Series A Conversion Price” shall initially be $0.02, the “Series B Conversion Price” shall initially be $0.30, the “Series C Conversion Price” shall initially be $1.75, the “Series D Conversion Price” shall initially be $3.89, and the “Series E Conversion Price” shall initially be $3.89, subject to adjustment as hereinafter provided.

(2) Automatic Conversion. Each share of Series A, B and C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, immediately upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the then outstanding Series A, B and C Preferred Stock, voting together as a class, or (ii) the closing of the sale of the Corporation’s Common Stock for the account of the Corporation in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S1 (or a successor form) under the Securities Act of 1933, as amended, at a public offering price (prior to underwriters’ discounts and commissions) equal to or exceeding $3.00 per share, as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends, and at an aggregate offering price (prior to underwriters’ discounts and commissions) equal to or exceeding $20,000,000. Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, immediately upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the then outstanding Series D Preferred Stock or (ii) the closing of the sale of the Corporation’s Common Stock for the account of the Corporation in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S1 (or a successor form) under the Securities Act of 1933, as amended, at a public offering price (prior to underwriters’ discounts and commissions) equal to or exceeding $5.00 per share, or at an aggregate offering price (prior to underwriters’

discounts and commissions) equal to or exceeding $20,000,000, provided that, prior to the commencement of such public offering, the product obtained by multiplying the per share public offering price by the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation, and (C) the aggregate number of shares of Common Stock authorized for issuance pursuant to all stock option plans of the Company, in each case as adjusted for any Recapitalization Event, is equal to or in excess of $535,500,000. Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, immediately upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the then outstanding Series E Preferred Stock or (ii) the closing of the sale of the Corporation’s Common Stock for the account of the Corporation in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S1 (or a successor form) under the Securities Act of 1933, as amended, at a public offering price (prior to underwriters’ discounts and commissions) equal to or exceeding $5.00 per share, or at an aggregate offering price (prior to underwriters’ discounts and commissions) equal to or exceeding $20,000,000, provided that, prior to the commencement of such public offering, the product obtained by multiplying the per share public offering price by the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation, and (C) the aggregate number of shares of Common Stock authorized for issuance pursuant to all stock option plans of the Company, in each case as adjusted for any Recapitalization Event, is equal to or in excess of $600,000,000. In the event of an automatic conversion upon a public offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such public offering at which time the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(3) The holder of any shares of Preferred Stock may exercise the conversion rights by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied or preceded by written notice stating that the holder elects to convert such shares into shares of Common Stock. Conversion shall be deemed to have been effected on the date when such delivery is made (the Conversion Date). As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock, to which such holder is entitled. The holder shall be deemed to have become a stockholder of record of Conversion Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on the date, in which event it shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

(4) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(5) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary board and stockholder approval), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

(6) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(7) All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(8) In case:

(i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash or to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(ii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of common stock), consolidation or merger of the Corporation with or into another Corporation or conveyance of all or substantially all of the assets of the Corporation to another Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Preferred Stock, and to the holders of record of the outstanding Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least thirty (30) days prior to the date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(e) Adjustment of Conversion Price. The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, and Series E Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

(1) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(2) Upon the issuance by the Corporation of Equity Securities (as defined below) at a consideration per share less than the Conversion Price of such series of Preferred Stock in effect immediately prior to the time of such issue or sale other than an issuance of stock or securities pursuant to Section 2(e)(1) above or the issuance of shares of Common Stock upon conversion of any shares of Preferred Stock, then forthwith upon such issue or sale, such Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by dividing:

(i) an amount equal to the sum of (x) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such adjustment, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation deemed outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such adjustment, and (z) an amount equal to the aggregate consideration actually received by the Corporation upon such issue or sale; by

(ii) the sum of the number of shares of Common Stock deemed outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation deemed outstanding immediately after such issue or sale.

For purposes of this Section 2(e)(2), the following provisions shall be applicable:

(A) The term Equity Securities as used in this Section (e)(2) shall mean:

(1) with respect to adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, any shares of Common Stock, or any obligation, any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock except for (i) shares of Common Stock (or securities convertible into such shares) issued to officers, directors, employees and consultants of the Corporation pursuant to any option plan or compensation package of the Corporation, (ii) securities issued in connection with real estate or equipment leases, credit agreements with commercial lenders or in connection with a strategic partnering, (iii) securities issued pursuant to the acquisition of all or part of another company by the Corporation by merger or other reorganization, or by the purchase of all or part of the assets of another company, pursuant to a plan, agreement or arrangement approved by the Board of Directors, (iv) shares of common and/or Preferred reissued by the Corporation following repurchase of such shares pursuant to any restricted stock purchase agreement, (v) securities issued with the unanimous approval of the Board of Directors, (vi) shares of Common Stock issued upon conversion of the Preferred Stock, and

(2) with respect to adjustment of the Series D Conversion Price or Series E Conversion Price, any shares of Common Stock, or any obligation, any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock except for (i) shares of Common Stock (or securities convertible into such shares) issued to officers, directors, employees and consultants of the Corporation pursuant to any option plan or compensation package of the Corporation, but not exceeding 25,000,000 shares of Common Stock (net of any repurchases of such shares or cancellations of expiration of options), as adjusted for any Recapitalization Event, (ii) securities issued in connection with real estate or equipment leases, credit agreements with commercial lenders or in connection with a strategic partnering, pursuant to a plan, agreement or arrangement unanimously approved by the Board of Directors, (iii) securities issued pursuant to the acquisition of all or part of another company by the

Corporation by merger or other reorganization, or by the purchase of all or part of the assets of another company, pursuant to a plan, agreement or arrangement approved by the Board of Directors, (iv) shares of common and/or Preferred reissued by the Corporation following repurchase of such shares pursuant to any restricted stock purchase agreement, (v) securities issued with the unanimous approval of the Board of Directors, and (vi) shares of Common Stock issued upon conversion of the Preferred Stock.

(B) In the case of an issue or sale for cash of shares of Common Stock, the consideration actually received by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

(C) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

(D) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed outstanding as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the consideration actually received by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

(E) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the consideration actually received by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

(F) The amount of the consideration actually received by the Corporation upon the issuance of any rights or options referred to in subsection (D) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (E) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (B) and (C) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the consideration actually received by the Corporation upon the original issuance of such obligations or shares or stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (C), or the termination of any right of conversion or exchange referred to in subsection (D), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

(G) In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in this Section 2(e)(2), then, in each such case, the holders of the Preferred Stock shall be entitled to the distributions provided for in Section 2(a) above, and no adjustment to the Conversion Price provided for in this Section 2(e) shall be applicable.

(3) This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2(e) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(4) Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 2(e), this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price of such series at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

(f) Status of Redeemed and Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 2(d) above or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(g) Protective Provisions. So long as at least 7,000,000 shares of Preferred Stock or any shares of Series D Preferred Stock or Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining (x) the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Preferred Stock outstanding, voting together as a class, (y) so long as any shares of Series D Preferred Stock are outstanding, the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series D Preferred Stock outstanding, and (z) so long as any shares of Series E Preferred Stock are outstanding, the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series E Preferred Stock outstanding:

(1) create any new class of shares senior to or on parity with the Preferred Stock with respect to dividends or other distributions or liquidation;

(2) amend the Corporation’s Certificate of Incorporation or Bylaws if such action alters or changes the rights, preferences or privileges of the Preferred Stock; or

(3) effect any transactions, including any merger of the Corporation with or into another entity or sale of all or substantially all of the Corporation’s assets, which results in a change in voting control of the Corporation.

(h) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

ELECTION OF DIRECTORS

The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, SalesForce.com, Inc. has caused this Certificate to be signed by John Dillon, its President, this 16th day of November, 2000.

SALESFORCE.COM, INC.

By:	/s/ John Dillon

John Dillon, President

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